Exhibit 99.(p)(13)

Code of Ethics

Purpose The purpose of this Code of Ethics (“Code”) is to govern the personal and professional conduct of Lee Munder Investments, Ltd. personnel whose personal interests, in certain circumstances, may conflict with those of the Company. While the Company has full confidence in the integrity of all of its employees, officers and directors, it recognizes that persons have or may have knowledge of present or future client transactions,  knowledge of material information regarding potential investment opportunities, or material relationships that may impact client or investment decisions, and, in certain circumstances, the power to influence transactions made by or for clients. If such persons engage in personal transactions in securities that are eligible for investment by clients, or if they cause relatives or other third parties to do so, these persons could be in a position where their personal interests may conflict with the interests of clients.

1.               General Principles These Procedures are based on the principle that of the Company’s employees owe a fiduciary duty to its clients. This duty includes the obligation to conduct their personal and professional activities, including securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients, investee companies, or outside service providers. In recognition of this duty, the Investment Adviser hereby adopts the following general principles to guide the actions of its personnel:

A.           Personnel have a duty at all times to place the interests of clients first.

B.             Personnel, as required under our Personal Trading Policies, have the duty to conduct all personal securities transactions in a manner consistent with these Procedures and that will avoid any actual or potential conflict or abuse of a position of trust and responsibility.

C.             All persons must refrain from actions or activities that allow them to profit or benefit from his or her position with respect to a client, or that otherwise bring into question the person’s independence or judgment.

D.            All personal securities transactions by Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest between such Access Persons and a client.

E.              In addition to adhering to these Procedures with respect to their personal securities transactions, Access Persons must avoid any action that would cause a relative or other third party to engage in a securities transaction that the Access Person could not engage in.

F.              Transactions or relations with outsiders must be conducted in a manner that avoids even the appearance of a conflict of interest between such Access Persons and a client.

More detailed procedures may be separately provided which contain more detailed guidance, or which apply to only certain individuals within the Company.

Personal Trading by Access Persons

See the separate Employee Trading Procedures for detailed discussion regarding the Company’s policies and procedures in this area.

Insider Trading

See the separate Insider Trading Procedures for detailed discussion regarding the Company’s policies and procedures in this area.

Service with Other Organizations

Industry regulations regarding disclosure and avoidance of conflicts of interest require that each employee report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private. Access persons shall be required to submit this form annually disclosing such relationships, if any.  (see Annual Disclosure Doc form)  Prior to accepting any such appointment or employment,  the affected employee shall obtain the approval of the CCO.  Such authorization shall be made in writing and maintained in the employee’s personnel file.

Restricted Securities

In connection with the review of potential conflicts of interest by employees or their outside business contacts,  the Company shall maintain a listing of securities restricted as to purchase.  This listing shall contain all entities related to key employees of the Company.  In addition,  any additional entity by which a key employee has a material business relationship shall also be restricted,  unless so waived by the CCO in writing.

Receipt of Gifts

In the conduct of their day to day activities,  outside service providers or vendors may offer employees gifts or other tokens intended to show appreciation or further the relationship of the vendor with the Company.   Gifts in excess of $100 per year may not be accepted, and in no event may an employee accept a cash gift.  This policy is not intended to discourage the necessary occasions where a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for more detailed discussions or promote relationships.   Employees shall be mindful of the number and amount of such events however.  In no event shall any employee ask a vendor or service provider to obtain or give to the employee any meals or tickets to such events.